Exhibit 99.1

VSE Reports Financial Results for First Quarter 2015
Revenue Stabilizes on Strength of Diversified Offerings

Alexandria, Virginia, April 30, 2015 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three months ended March 31, 2015.

Financial Results (unaudited)
(in thousands, except per-share data and percentages)
	Three Months Ended Mar 31
	2015	2014	% Change
Revenues	$120,791	$119,409	1.2%
Operating income	$10,684	$11,357	(5.9)%
Operating margin	8.85%	9.51%	Down 66 bp
Income from continuing operations	$5,220	$6,269	(16.7)%
Loss from discontinued operations, net of tax	-	$(615)	-
Net income	$5,220	$5,654	(7.7)%
Income from continuing operations EPS (diluted)	$0.97	$1.17	(17.1)%
Loss from discontinued operations EPS (diluted)	-	$(0.12)	-
Net income EPS (diluted)	$0.97	$1.05	(7.6)%

"The encouraging financial performance of our Supply Chain Management Group and our Aviation Group, established in January 2015, is having the desired effect on our overall financial results," said Maurice "Mo" Gauthier, VSE CEO. "We are pleased with the immediate progress of the integration of our Aviation Group and the robust and consistent performance of our Supply Chain Management Group. We will continue to execute our strategy to build on our core capabilities and to move into new and more profitable markets. Additionally, we believe the consolidation of our Federal and International Groups into our newly designated Federal Services Group will improve our ability to defend our traditional market base."
For the first quarter of 2015, revenues were $120.8 million compared to $119.4 million in the first quarter of 2014. Revenue increases from our Supply Chain Management Group and the inclusion of our Aviation Group offset revenue declines from our Federal Services Group. Operating income for the first quarter of 2015 was $10.7 million compared to $11.4 million in the first quarter of 2014. Operating Income increases from our Supply Chain Management Group and the inclusion of our Aviation Group partially offset the operating income decline from our Federal Services Group. Aviation Group acquisition related expenses of approximately $300 thousand are included in the 2015 first quarter operating income.
Net income was $5.2 million for the first quarter of 2015, or $0.97 per diluted share, compared to $5.7 million, or $1.05 per diluted share for the first quarter of 2014.

Funded backlog and bookings generally are not useful indicators of future revenues for our Supply Chain Management and Aviation Groups. Therefore, we are revising our disclosure relative to bookings and funded contract backlog to consist only of our Federal Services and IT, Energy and Management Consulting Groups. Bookings were $45 million in the first quarter of 2015 as compared to revenue of $52 million for these groups. Funded contract backlog at March 31, 2015 was $185 million, compared to $193 million at December 31, 2014 and $204 million at March 31, 2014.

Q1 Operational Highlights
•
In January 2015, we acquired four businesses that specialize in maintenance, repair and overhaul ("MRO") services and parts supply for corporate and regional jet aircraft engines and engine accessories. The businesses acquired include Air Parts & Supply Co., Kansas Aviation of Independence, L.L.C., Prime Turbines LLC, and CT Aerospace LLC. These four businesses will operate as a combined group managed by our recently formed wholly owned subsidiary VSE Aviation, Inc., which has retained key management members of the former ownership group.

•	Revenues from our Supply Chain Management Group, which provides ongoing supply chain support for truck fleets, increased by 14% for the first quarter of 2015 as compared to the same period of 2014.
•
Our Federal Services Group received several delivery orders totaling more than $7.6 million to continue work under its Foreign Military Sales (FMS) Naval Ship Transfer and Repair (N*STAR) contract through the Naval Sea Systems Command (NAVSEA) International Fleet Support Program.

About VSE
Established in 1959, VSE is a diversified sustainment and services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, program management, energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to VSE's Annual Report on Form 10-K for the year ended December 31, 2014. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings with the Securities and Exchange Commission ("SEC") for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

Financial Statements
VSE Corporation and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)
	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$468	$263
Receivables	79,690	59,391
Inventories	106,205	49,363
Deferred tax assets	4,489	1,834
Other current assets	15,106	11,517
Total current assets	205,958	122,368

Property and equipment, net	65,440	52,911
Intangible assets, net	161,769	72,209
Goodwill	193,772	92,052
Deferred tax assets	-	-
Other assets	16,531	15,790
Total assets	$643,470	$355,330

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$14,750	$24,837
Accounts payable	36,900	29,424
Current portion of earn-out obligations	14,565	9,455
Accrued expenses and other current liabilities	31,123	23,245
Dividends payable	539	536
Total current liabilities	97,877	87,497

Long-term debt, less current portion	228,800	23,563
Deferred compensation	12,529	12,563
Long-term lease obligations, less current portion	24,296	24,584
Earn-out obligation, less current portion	30,200	-
Deferred income taxes	38,648	1,634
Total liabilities	432,350	149,841

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,374,863 and 5,358,261 respectively	269	268
Additional paid-in capital	21,597	20,348
Retained earnings	189,555	184,873
Accumulated other comprehensive loss	(301)	-
Total stockholders' equity	211,120	205,489
Total liabilities and stockholders' equity	$643,470	$355,330